Exhibit 99.2

Inland Retail Real Estate Trust, Inc.

Letter to Shareholders Regarding

“Mini-tender” Offer by Madison Liquidity Investors, LLC

November 10, 2006

Dear Inland Retail Real Estate Trust, Inc. Shareholder:

We are aware that you may have received an unsolicited “mini-tender” offer by Madison Liquidity Investors, LLC (“Madison”) dated November 1, 2006, to purchase shares of Inland Retail Real Estate Trust, Inc. (“Inland Retail”) for a price of $12.50 per share.  The purchase price will be reduced by any distributions made on or after November 10, 2006.  Although some shareholders consider such offers a nuisance, Madison’s demand for ownership of our shares demonstrates their belief, as stated in the offer, that the value of our shares will ultimately be more than the price they are offering.

Madison Liquidity Investors, LLC and its offer are not affiliated with Inland Retail.   Based upon the facts and information, as known today, Inland Retail does not recommend or endorse Madison’s mini-tender offer.  Inland Retail suggests that shareholders not tender their shares in the offer.  Our recommendation is based on the following:

Inland Retail and Developers Diversified Realty Corporation (“DDR”) entered into a merger agreement on October 20, 2006.  Under the terms of the agreement, DDR will acquire all of the outstanding shares of Inland Retail for a total merger consideration of $14.00 per share in cash.  DDR may elect to issue up to $4.00 per share of the total merger consideration in the form of DDR common stock. The merger agreement is attached to our Form 8-K that was filed with the U.S. Securities and Exchange Commission (“SEC”) on October 24, 2006.

Completion of the transaction, which is expected to occur in the first quarter of 2007, is subject to shareholder approval and other customary closing conditions as described in more detail in the merger agreement. While we can make no assurances that the merger agreement will be approved, we believe that this merger will provide an attractive alternative for our shareholders and are pleased to have such a quality company as DDR as a partner on this transaction.  Madison acknowledges in its tender offer that we signed this merger agreement with DDR for $14.00 per share.  We are very optimistic about this liquidity event and anticipate, as does Madison, that the value of our stock will exceed Madison’s offer price of $12.50 per share; however, we can make no guarantees.

Shareholders are urged to consult with their financial advisors and to exercise caution with respect to mini-tender offers.  Mini-tender offers are third-party offers to purchase less than 5% of a company’s outstanding shares, thereby avoiding many filing, disclosure and procedural requirements of the SEC.  The SEC has cautioned investors about offers of this nature.  Additional information about mini-tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

If you have any questions, please contact your Investment Representative or Inland Retail Investor Relations at (800) 348-9192.

Sincerely,
INLAND RETAIL REAL ESTATE TRUST, INC.

Barry L. Lazarus Chief Executive Officer

This letter contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this announcement are forward-looking statements. All forward-looking statements speak only as of the date of this announcement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of Developers Diversified, IRRETI and their affiliates or industry results or the benefits of the proposed merger to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others, approval of the transaction by the shareholders of IRRETI, the satisfaction of closing conditions to the transaction, difficulties encountered in integrating the companies, the marketing and sale of non-core assets, and the effects of general and local economic and real estate conditions. Additional information or factors which could impact the companies and the forward-looking statements contained herein are included in each company’s filings with the Securities and Exchange Commission. The companies assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

This letter does not constitute an offer of any securities for sale. In connection with the proposed transaction, Developers Diversified and IRRETI expect to file a proxy statement/ prospectus as part of a registration statement regarding the proposed merger with the Securities and Exchange Commission. Investors and security holders are urged to read the proxy statement/prospectus because it will contain important information about Developers Diversified and IRRETI and the proposed merger. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents filed by Developers Diversified and IRRETI with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement/prospectus and other relevant documents may also be obtained free of charge from Developers Diversified and IRRETI by directing such request to:  Developers Diversified Realty Corporation, Attention: Investor Relations, 3300 Enterprise Parkway, Beachwood, Ohio 44122 or Inland Retail Real Estate Trust, Inc., Attention: Investor Relations, 2901 Butterfield Road, Oak Brook, IL 60523. Investors and security holders are urged to read the proxy statement, prospectus and other relevant material when they become available before making any voting or investment decisions with respect to the merger.

Developer Developers Diversified and IRRETI and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of IRRETI in connection with the merger. Information about Developers Diversified and its directors and executive officers, and their ownership of Developers Diversified securities, is set forth in the proxy statement for the 2006 Annual Meeting of Stockholders of Developers Diversified, which was filed with the SEC on April 3, 2006. Information about IRRETI and its directors and executive officers, and their ownership of IRRETI securities, is set forth in the proxy statement for the 2006 Annual Meeting of Stockholders of IRRETI, which was filed with the SEC on October 14, 2006. Additional information regarding the interests of those persons may be obtained by reading the proxy statement/prospectus when it becomes available. As a result of this transaction, IRRETI does not intend to hold an annual stockholder meeting and instead will hold a special meeting to vote on the proposed merger.

For Broker/Dealer Use Only. Dissemination to prospective investors prohibited. This is neither an offer to sell nor a solicitation of an offer to buy any security, which can be made only by a prospectus which has been filed or registered with appropriate state and federal regulatory agencies and sold only by broker/dealers authorized to do so.

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